UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2026

Alphatec Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1950 Camino Vida Roble
Carlsbad, California		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 760 431-9286

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001 per share	ATEC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2026, Ward W. Woods informed Alphatec Holdings, Inc. (the “Company”) that he had decided to retire from the Board of Directors (the “Board”), effective February 27, 2026 (the “Departure Date”), for personal reasons and not as a result of any disagreement with the Company or any matter relating to the Company’s operations, policies, or practices. Mr. Woods also served as a member of the Board’s Compensation Committee.

In connection with his departure from the Board, Mr. Woods and the Company entered into a Vesting Acceleration Agreement (the “Vesting Agreement”). Pursuant to the Vesting Agreement, any restricted stock units granted to Mr. Woods on June 11, 2025, that remain unvested as of the Departure Date shall become fully vested as of such date. The foregoing summary of the Vesting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Vesting Agreement, which is filed as Exhibit 10.1 hereto.

Item 8.01 Other Events.

On February 26, 2026, the Board set the number of directors at seven to reflect the reduction in the number of directors serving on the Board from eight to seven following Mr. Woods’s resignation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Vesting Acceleration Agreement between Alphatec Holdings, Inc. and Ward W. Woods, dated February 25, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Alphatec Holdings, Inc.

Date:	March 3, 2026	By:	/s/ J. Todd Koning
J. Todd Koning Executive Vice President and Chief Financial Officer